Exhibit 3.1

AMENDED AND RESTATED BYLAWS
OF
FIRST INTERSTATE BANCSYSTEM, INC.
(a Delaware corporation)

TABLE OF CONTENTS

_________________
AMENDED AND RESTATED BYLAWS
OF
FIRST INTERSTATE BANCSYSTEM, INC.
_________________

ARTICLE I - CORPORATE OFFICES
1.1 REGISTERED OFFICE
The registered office in the state of Delaware of First Interstate BancSystem, Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time or as subsequently designated by the Corporation’s Board of Directors (the “Board”).
1.2 REGISTERED AGENT
The Corporation shall maintain a registered agent at the registered office, as fixed in the certificate of incorporation, as subsequently designated by the Board from time to time, or as subsequently set forth on file with the Delaware Secretary of State.
1.3 OTHER OFFICES
The Board may at any time establish other offices at any place or places where the Corporation is qualified to do business.
ARTICLE II - MEETINGS OF STOCKHOLDERS
2.1 PLACE OF MEETINGS
Meetings of stockholders shall be held at any place within or outside the State of Delaware as determined by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2 ANNUAL MEETING
The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board acting pursuant to a resolution adopted by a majority of the Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
2.3 SPECIAL MEETING
Unless otherwise required by law or the certificate of incorporation, special meetings of the stockholders may be called at any time, for any purpose or purposes, only by (i) the Board, (ii) the Chair of the Board, (iii) the Chief Executive Officer (in the absence of the Chief Executive Officer, the President) of the Corporation, or (iv) holders of more than ten percent (10%) of the outstanding shares of capital stock of the Corporation then entitled to vote.
The notice of a special meeting shall include the purpose for which the meeting is called. Any notice of a special meeting by holders of capital stock shall also be made pursuant to the requirements set forth in Section 2.4 of these bylaws. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by the parties entitled to call such meeting. Nothing contained in this Section 2.3 shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4 ADVANCE NOTICE PROCEDURES
(a)    Annual Meetings of Stockholders.
(i)    Nominations of persons for election to the Board or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only: (1) pursuant to the Corporation’s notice of meeting (or any supplement thereto) with respect to such annual meeting given by or at the direction of the Board (or any duly authorized committee thereof); (2) as otherwise properly brought before such annual meeting by or at the direction of the Board (or any duly authorized committee thereof); (3) as may be provided in the certificate of designations for any class or series of preferred stock of the Corporation (“Preferred Stock”); or (4) by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4. For the avoidance of doubt, compliance with the foregoing subclause (4) shall be the exclusive means for a stockholder to make nominations, or to propose any other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and inclusive of the rules and regulations promulgated thereunder, the “1934 Act”)), at an annual meeting of stockholders.
(ii)    In addition to any other applicable requirements, for nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to subclause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in proper written form to the Secretary and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. If, however, no annual meeting of stockholders was held in the preceding year, or the date of the applicable annual meeting has been changed by more than 30 days from the day of the first anniversary of the preceding year’s annual meeting, then, to be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board or Board class is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board or Board class at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary at the principal executive offices of the Corporation no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the 1934 Act.
(iii)    To be in proper written form, the notice of any stockholder of record giving notice under this Section 2.4 (each, a “Noticing Party”) to the Secretary must set forth:
(1)    as to each person whom the Noticing Party proposes to nominate for election as a director (each, a “Proposed Nominee”), if any:
(A)    the name, age, business address, residence address and principal occupation or employment of such Proposed Nominee; the class and number of shares of the Corporation that are held of record or are beneficially owned by such Proposed Nominee and a description of any Derivative Instruments (as defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), written or oral, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from, changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Proposed Nominee; and all information relating to such Proposed Nominee or such Proposed Nominee’s respective affiliates (as defined below) and associates (as defined below) that would be required to be disclosed in a proxy statement or filing required to be made by such Noticing Party or any Stockholder Associated Person (as defined below) in connection with the solicitations of proxies for the election of directors in a contested election or otherwise required pursuant to the Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (collectively, the “Proxy Rules”);
(B)    such Proposed Nominee’s written consent to being named in such Noticing Party’s proxy statement as a nominee of such Noticing Party and to serving as a director of the Corporation if elected;
(C)    a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding (including the amount of any payment or payments received or receivable thereunder), written or oral, that such Proposed Nominee has, or has had within the past three years, and any other material relationships, between or among such Proposed Nominee and or any of such Proposed Nominee’s affiliates or associates, on the one hand, and any Noticing Party or any Stockholder Associated Person, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), as if such Noticing Party and any Stockholder Associated Person were the “registrant” for purposes of such rule and such Proposed Nominee were a director or executive officer of such registrant (a “Third-Party Compensation Arrangement”); and
(D)    a description of any business or personal interests that could reasonably be expected to place such Proposed Nominee in a potential conflict of interest with the Corporation or its affiliates; and
(2)    as to any other business that the Noticing Party proposes to bring before the annual meeting:
(A)    a reasonably brief description of the business desired to be brought before the annual meeting;
(B)    the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the certificate of incorporation or these bylaws, the text of the proposed amendment);
(C)    the reasons for conducting such business at the annual meeting; and
(D)    all other information relating to such business that would be required to be disclosed in a proxy statement or other filing required to be made by such Noticing Party or any Stockholder Associated Person, in connection with the solicitation of proxies in support of such proposed business by such Noticing Party or any Stockholder Associated Person, pursuant to the Proxy Rules; and
(3)    as to such Noticing Party and each Stockholder Associated Person:
(A)    the name and address of such Noticing Party and each Stockholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records);
(B)    for each class or series, the number of shares of stock of the Corporation that are, directly or indirectly, held of record or are beneficially owned (specifying the type of ownership) by such Noticing Party or any Stockholder Associated Person (including any right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition), the date or dates on which such shares were acquired, and the investment intent of such acquisition;
(C)    the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party or any Stockholder Associated Person and any pledge by such Noticing Party or any Stockholder Associated Person with respect to any of such securities;
(D)    a complete and accurate description of any agreement, arrangement or understanding, written or oral, (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such Noticing Party or any Stockholder Associated Person with respect to the Corporation’s securities, or any other agreement, arrangement or understanding, written or oral, that has been made the effect or intent of which is to mitigate loss to, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Noticing Party or any Stockholder Associated Person with respect to the Corporation’s securities, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation and without regard to whether such agreement, arrangement or understanding, written or oral, is required to be reported on a Schedule 13D, 13F or 13G in accordance with the 1934 Act (any of the foregoing, a “Derivative Instrument”);
(E)    any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation or any affiliate thereof), by security holdings or otherwise, of such Noticing Party or any Stockholder Associated Person in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Corporation securities where such Noticing Party or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;
(F)    a complete and accurate description of all agreements, arrangements or understandings, written or oral: (1) between or among such Noticing Party and any Stockholder Associated Person; or (2) between or among such Noticing Party or any Stockholder Associated Person and any other person or entity (naming each such person or entity), in each case, relating to the Corporation or its securities or the voting thereof, including (x) any proxy, contract, arrangement, understanding or relationship pursuant to which such Noticing Party or any Stockholder Associated Person, directly or indirectly, has a right to vote any security of the Corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the 1934 Act by way of a solicitation statement filed on Schedule 14A) and (y) any understanding, written or oral, that such Noticing Party or any Stockholder Associated Person may have reached with any stockholder of the Corporation (including the name of such stockholder) with respect to how such stockholder will vote such stockholder’s shares in the Corporation at any meeting of the Corporation’s stockholders or take other action in support of any Proposed Nominee or other business, or other action to be taken, by such Noticing Party or any Stockholder Associated Person;
(G)    any rights to dividends on the Corporation’s securities owned beneficially by such Noticing Party or any Stockholder Associated Person that are separated or separable from the underlying security;
(H)    any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party or any Stockholder Associated Person: (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;
(I)    any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such Noticing Party or any Stockholder Associated Person;
(J)    any direct or indirect interest of such Noticing Party or any Stockholder Associated Person in any agreement, arrangement or understanding, written or oral, with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);
(K)    a description of any material interest of such Noticing Party or any Stockholder Associated Person in the business proposed by such Noticing Party, if any, or the election of any Proposed Nominee;
(L)    a written representation and undertaking that (1) neither such Noticing Party nor any Stockholder Associated Person has breached any agreement, arrangement or understanding, written or oral, with the Corporation except as disclosed to the Corporation pursuant hereto and (2) such Noticing Party and each Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the 1934 Act with respect to the matters set forth in this Section 2.4;
(M)    a complete and accurate description of any performance-related fees (other than an asset-based fee) that such Noticing Party or any Stockholder Associated Person is entitled to, based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such Noticing Party or Stockholder Associated Person sharing the same household;
(N)    (1) a description of the investment strategy or objective, if any, of such Noticing Party who is not an individual, and (2) a copy of any presentation, document or marketing material provided to third parties (including investors and potential investors) to solicit an investment in the Noticing Party that contains or describes the Noticing Party’s investment thesis, or plans or proposals, with respect to the Corporation;
(O)    all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the 1934 Act or an amendment pursuant to Rule 13d-2(a) under the 1934 Act if such a statement were required to be filed under the 1934 Act by such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, with respect to the Corporation (regardless of whether such person or entity is actually required to file a Schedule 13D), including a description of any agreement that would be required to be disclosed by such Noticing Party, any Stockholder Associated Person or any of their respective associates pursuant to Item 5 or Item 6 of Schedule 13D;
(P)    a certification that such Noticing Party and each Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such Noticing Party’s or Stockholder Associated Person’s acquisition of shares of capital stock or other securities of the Corporation and such Noticing Party’s or Stockholder Associated Person’s acts or omissions as a stockholder of the Corporation, if such Noticing Party or Stockholder Associated Person is or has been a stockholder of the Corporation;
(Q)     (1) if the Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation) is not a natural person, the identity of each natural person associated with such Noticing Party (or beneficial owner(s)) responsible for the formulation of and decision to propose the business or nomination to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Noticing Party (or beneficial owner(s)), the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the capital stock of the Corporation and that reasonably could have influenced the decision of such Noticing Party (or beneficial owner(s)) to propose such business or nomination to be brought before the meeting and (2) if the Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation) is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the capital stock of the Corporation and that reasonably could have influenced the decision of such Noticing Party (or beneficial owner(s)) to propose such business or nomination to be brought before the meeting; and
(R)    any other information relating to such Noticing Party or any Stockholder Associated Person, or such Noticing Party’s or any Stockholder Associated Person’s associates, or Proposed Nominee or proposed business, that in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such Proposed Nominee (in a contested election of directors) or proposal pursuant to the Proxy Rules; provided, however, that the disclosures described in the foregoing subclauses (A) through (R) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Noticing Party solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and
(4)    a written representation and undertaking that the Noticing Party is a holder of record of stock of the Corporation as of the date of submission of the notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, and an acknowledgment that, unless otherwise required by law, if such Noticing Party (or a Qualified Representative (as defined below) of such Noticing Party) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation and counted for purposes of determining a quorum (for purposes of this Section 2.4, to be considered a “Qualified Representative” of the Noticing Party, a person must be (1) a duly authorized officer, manager or partner of such Noticing Party or (2) a person authorized by a writing executed by such Noticing Party (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party to the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Noticing Party as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders);
(5)    a complete and accurate description of any pending or, to such Noticing Party’s knowledge, threatened legal proceeding in which such Noticing Party or any Stockholder Associated Person is a party or participant involving the Corporation or, to such Noticing Party’s knowledge, any current or former officer, director, affiliate or associate of the Corporation;
(6)    identification of the names and addresses of other stockholders (including beneficial owners) known by such Noticing Party to support the nomination(s) or other business proposal(s) submitted by such Noticing Party and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and
(7)    a written representation that such Noticing Party and any Stockholder Associated Person intends, or is part of a group that intends, to (1) solicit proxies in support of the election of any Proposed Nominee in accordance with Rule 14a-19 under the 1934 Act or (2) engage in a solicitation (within the meaning of 1934 Act Rule 14a-1(l)) with respect to the nomination or other business, as applicable, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the 1934 Act) in such solicitation.
(b)    Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3, special meetings of stockholders may be called only in accordance with the Corporation’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Corporation’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of and must be in proper written from as provided under Section 2.4(a)(iii) of these bylaws.

(c)    Other Requirements.
(i)    To be eligible to be a nominee by any Noticing Party for election as a director of the Corporation, the Proposed Nominee must provide to the Secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):
(1)    a signed written questionnaire, completed by the Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within five days after receiving such request), containing information regarding such Proposed Nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such Proposed Nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation;
(2)    a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (which form such Noticing Party shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such Noticing Party within five days after receiving such request) providing that, unless previously disclosed to the Corporation, such Proposed Nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such Proposed Nominee, if elected as a director, will vote on any issue or question that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law;
(3)    a written representation and undertaking that, unless previously disclosed to the Corporation, such Proposed Nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;
(4)    a written representation and undertaking that, if elected as a director, such Proposed Nominee would be in compliance, and will continue to comply, with all applicable rules of any securities exchange upon which the Corporation’s securities are listed, the certificate of incorporation, these bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to directors (which other guidelines and policies will be provided to such Proposed Nominee within five business days after the Secretary receives any written request therefor from such Proposed Nominee), and all applicable fiduciary duties under state law;
(5)    a written representation and undertaking that such Proposed Nominee, if elected, intends to serve a full term on the Board;
(6)    a written representation and undertaking that such Proposed Nominee will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; and
(7)    a written representation and undertaking that such Proposed Nominee will tender his or her resignation as a director of the Corporation if the Board determines that such Proposed Nominee failed to comply with the provisions of this Section 2.4(c)(i) in any material respect, provides such Proposed Nominee notice of any such determination and, if such non-compliance may be cured, such Proposed Nominee fails to cure such non-compliance within 10 business days after delivery of such notice to such Proposed Nominee.
(ii)    At the request of the Board, any person nominated by the Board for election as a director must furnish to the Secretary the information that is required to be set forth in a Noticing Party’s notice of nomination that pertains to such Proposed Nominee.
(iii)    No person will be eligible to be nominated by a Noticing Party for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a Noticing Party will be conducted at a stockholder meeting except pursuant to Rule 14a-8 of the Exchange Act and in accordance with this Section 2.4.
(iv)    The chair of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chair of the meeting should so determine, then the chair of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.
(v)    Without limiting this Section 2.4, a Noticing Party must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with subclause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a Noticing Party to make nominations or submit other business (other than as provided in Section 2.4(c)(vi)).
(vi)    Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a Noticing Party if (1) such Noticing Party has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the 1934 Act; and (2) such Noticing Party’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any Noticing Party, or give any Noticing Party the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or any other business proposal.
(d)    Additional Information.
(i)    In addition to the information required pursuant to the foregoing provisions of this Section 2.4, the Corporation may require any Noticing Party to furnish such other information as the Corporation may reasonably require to determine the eligibility or suitability of a Proposed Nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the SEC, any publicly disclosed standards used by the Board in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within 10 days after it has been requested by the Corporation.
(ii)    The Board may require any Proposed Nominee to submit to interviews with the Board or any committee thereof, and such Proposed Nominee shall make himself or herself available for any such interviews within 10 days following any reasonable request therefor from the Board or any committee thereof.
(e)    General
(i)    The number of nominees a Noticing Party may nominate for election at a meeting may not exceed the number of directors to be elected at such meeting, and for the avoidance of doubt, no Noticing Party shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in Section 2.4(a)(ii) or Section 2.4(b), as applicable. Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by law, if the Noticing Party proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of stockholders of the Corporation to present such nomination or propose such business, such Proposed Nominee shall be disregarded or such proposed business shall not be transacted, as applicable, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies with respect to such vote may have been received by the Corporation.
(ii)    A Noticing Party shall update such Noticing Party’s notice provided under the foregoing provisions of this Section 2.4, if necessary, such that the information provided or required to be provided in such notice shall be true and correct as of (A) the record date for determining the stockholders entitled to receive notice of the meeting and (B) the date that is 10 business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall (1) be received by the Secretary at the principal executive offices of the Corporation (x) not later than the close of business five business days after the record date for determining the stockholders entitled to receive notice of such meeting (in the case of an update required to be made under subclause (A)) and (y) not later than the close of business seven business days prior to the date for the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to subclause (B)), (2) be made only to the extent that information has changed since such Noticing Party’s prior submission and (3) clearly identify the information that has changed since such Noticing Party’s prior submission. For the avoidance of doubt, any information provided pursuant to this Section 2.4(e)(ii) shall not be deemed to cure any deficiencies or inaccuracies in a notice previously delivered pursuant to this Section 2.4 and shall not extend the time period for the delivery of notice pursuant to this Section 2.4. If a Noticing Party fails to provide such written update within such period, the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 2.4.
(iii)    If any information submitted pursuant to this Section 2.4 by any Noticing Party nominating individuals for election as a director or proposing business for consideration at a stockholder meeting shall be inaccurate in any material respect (as determined by the Board or a committee thereof), such information shall be deemed not to have been provided in accordance with this Section 2.4. Any such Noticing Party shall notify the Secretary in writing at the principal executive offices of the Corporation of any inaccuracy or change in any information submitted pursuant to this Section 2.4 (including if any Noticing Party or any Stockholder Associated Person no longer intends to solicit proxies in accordance with the representation made pursuant to Section 2.4(a)(iii)(7) within two business days after becoming aware of such inaccuracy or change, and any such notification shall clearly identify the inaccuracy or change, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such Noticing

Party. Upon written request of the Secretary on behalf of the Board (or a duly authorized committee thereof), any such Noticing Party shall provide, within seven business days after delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Noticing Party pursuant to this Section 2.4 and (B) a written affirmation of any information submitted by such Noticing Party pursuant to this Section 2.4 as of an earlier date. If a Noticing Party fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 2.4.
(iv)    If (A) any Noticing Party or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the 1934 Act with respect to any Proposed Nominee and (B) (1) such Noticing Party or Stockholder Associated Person subsequently either (x) notifies the Corporation that such Noticing Party or Stockholder Associated Person no longer intends to solicit proxies in support of the election of such Proposed Nominee in accordance with Rule 14a-19(b) under the 1934 Act or (y) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the 1934 Act and (2) no other Noticing Party or Stockholder Associated Person that has provided notice pursuant to Rule 14a-19(b) under the 1934 Act with respect to such Proposed Nominee (x) to the Corporation’s knowledge, still intends to solicit proxies in support of the election of such Proposed Nominee in accordance with Rule 14a-19(b) under the 1934 Act and (y) has complied with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the 1934 Act, then the nomination of such Proposed Nominee shall be disregarded and no vote on the election of such Proposed Nominee shall occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation). Upon request by the Corporation, if any Noticing Party or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the 1934 Act, such Noticing Party shall deliver to the Secretary, no later than five business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the 1934 Act have been satisfied.
(v)    In addition to complying with the foregoing provisions of this Section 2.4, a Noticing Party shall also comply with all applicable requirements of state law and the 1934 Act with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of a (A) Noticing Party to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act, (B) Noticing Party to request inclusion of nominees in the Corporation’s proxy statement pursuant to the Proxy Rules or (C) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the certificate of incorporation.
(vi)    Any written notice, supplement, update or other information required to be delivered by a Noticing Party to the Corporation pursuant to this Section 2.4 must be given by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, to the Secretary at the Corporation’s principal executive offices.
(vii)    For purposes of these bylaws: (A) “affiliate” and “associate” each shall have the respective meanings set forth in Rule 12b-2 under the 1934 Act; (B) “beneficial owner” or “beneficially owned” shall have the meanings set forth for such terms in Section 13(d) of the 1934 Act; (C) “close of business” shall mean 5:00 p.m. local time on any calendar day, whether or not the day is a business day; and (D) “Stockholder Associated Person” shall mean, with respect to a Noticing Party and if different from such Noticing Party, any beneficial owner of shares of stock of the Corporation on whose behalf such Noticing Party is providing notice of any nomination or other business proposed, (1) any person directly or indirectly controlling, controlled by or under common control with such Noticing Party or beneficial owner(s), (2) any member of the immediate family of such Noticing Party or beneficial owner(s) sharing the same household, (3) any person or entity who is a member of a “group” (as such term is used in Rule 13d-5 under the 1934 Act (or any successor provision at law)) with, or is otherwise known by such Noticing Party or other Stockholder Associated Person to be acting in concert with, such Noticing Party, such beneficial owner(s) or any other Stockholder Associated Person with respect to the stock of the Corporation, (4)  any affiliate or associate of such Noticing Party, such beneficial owner(s) or any other Stockholder Associated Person, (5) if such Noticing Party or any such beneficial owner is not a natural person, any Responsible Person, (6) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Noticing Party, such beneficial owner(s) or any other Stockholder Associated Person with respect to any proposed business or nominations, as applicable, (7) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Party or any other Stockholder Associated Person (other than a stockholder that is a depositary), and (8) any Proposed Nominee.
2.5 NOTICE OF STOCKHOLDERS’ MEETINGS
Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Whenever notice is required to be given under applicable law, the certificate of incorporation or these bylaws to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
Whenever notice is required to be given under any provision of applicable law, the certificate of incorporation or these bylaws to any stockholder to whom (a) notice of two (2) consecutive annual meetings, or (b) all, and at least two (2) payments (if sent by first-class mail) of dividends or interest on securities during a twelve (12) month period, have been mailed addressed to such person at such person’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such person shall not be required. Any action or meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given. If any such person shall deliver to the Corporation a written notice setting forth such person’s then current address, the requirement that notice be given to such person shall be reinstated.
Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of applicable law, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This paragraph shall not, however, apply to Sections 164, 296, 311, 312 or 324 of the DGCL.
Subject to, and from the effective time of the Stockholders’ Agreement, dated as of September 15, 2021, by and between the Corporation and certain members of the Scott family and certain related parties that are stockholders of the Corporation (collectively, the “Specified Scott Family Stockholders”) (as the same may be amended, supplemented or modified from time to time) (the “Stockholders’ Agreement”), notwithstanding anything to the contrary in these bylaws, any advance notice requirements for nominations for the election of directors in these bylaws, including under Section 2.4 of these bylaws, shall not apply to the nominations of directors by the Specified Scott Family Stockholders pursuant to and in accordance with the terms and conditions of the Stockholders’ Agreement.
2.6 MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE
Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL and:
i.    if mailed, will be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or
ii.    otherwise, will be deemed given when delivered.
An affidavit of the Secretary or an assistant Secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
2.7 QUORUM
The holders of a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.
If such quorum is not present or represented at any meeting of the stockholders, then the chair of the meeting, or the stockholders representing a majority of the voting power of the capital stock of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.8 ADJOURNED MEETING; NOTICE
When a meeting is adjourned to another time or place, by holders of a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote, present in person or represented by proxy, though less than a quorum, or by any officer entitled to preside at or to act as Secretary of such meeting, and unless these bylaws otherwise require, notice need not be given of the adjourned meeting (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) if the time, place, if any, and the means of remote communications, if any, thereof, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (a) announced at the meeting at which the adjournment is taken, (b) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting given in accordance with these bylaws. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.12 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
2.9 ADMINISTRATION OF THE MEETING
Meetings of stockholders shall be presided over by the Chair of the Board or, in the absence thereof, by any Vice Chair of the Board or, in the absence thereof, by any officer of the Corporation designated by the Chair of the Board or, in the absence thereof, by any officer of the Corporation. In the absence of the Secretary of the Corporation, the Secretary of the meeting shall be the assistant corporate Secretary or such person as the chair of the meeting appoints.
The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations, if any, the chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all acts as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda of business of the meeting, rules or regulations to maintain order, restrictions on entry to the meeting after the time fixed for commencement thereof and the fixing of the date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting (and shall announce such at the meeting).
2.10 VOTING
The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.12 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.
Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date.
In all matters other than election of directors, except as otherwise required by applicable law, the rules of any national securities exchange on which the Corporation’s securities are listed, the certificate of incorporation or these bylaws, if a quorum exists, action on a matter (other than election of directors) is approved if the votes cast favoring the action by shares present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast opposing the action by shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Directors shall be elected by the appropriate method provided for in Section 2.16 of these bylaws.

Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, except as otherwise required by applicable law, the rules of any national securities exchange on which the Corporation’s securities are listed, the certificate of incorporation or these bylaws, if a quorum of the class or series or classes or series exists, action on a matter (other than election of directors) is approved if the votes cast favoring the action by shares of the class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast opposing the action by shares of the class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the matter.
Abstentions will be considered for purposes of establishing a quorum, but will not be considered as votes cast for or against any matter. The stockholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

2.11 NO STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders, unless otherwise required by applicable law.
2.12 RECORD DATES
In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or other date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.12 at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.13 PROXIES
Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after eleven (11) months from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. Any stockholder directly or indirectly soliciting proxies from other stockholders may use any proxy card color other than white, which shall be reserved for exclusive use of the Board.
2.14 LIST OF STOCKHOLDERS ENTITLED TO VOTE
The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.
2.15 INSPECTORS OF ELECTION
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. Such inspectors shall, ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.
2.16 REQUIRED VOTE FOR DIRECTORS
(a) Except as otherwise provided in paragraph (c) of this Section 2.16 in the case of a contested election, if a quorum exists, directors shall be elected by a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
(b) If a nominee for director who is an incumbent director is not elected at a meeting of stockholders and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board (which shall be contingent upon acceptance by the Board). The Governance and Nominating Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board shall act on the tendered resignation, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Governance and Nominating Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not vote on the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board, such director shall continue to serve until his or her successor is duly elected, or his or her earlier death, resignation or removal. If a director’s resignation is accepted by the Board pursuant to this Section 2.16, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 3.4 of these bylaws or may decrease the size of the Board pursuant to the provisions of Section 3.2 of these bylaws.
(c) In the event of a contested election of directors, paragraphs (a) and (b) of this Section 2.16 shall not apply and directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and voting for nominees in the election of directors at any meeting for the election of directors at which a quorum is present. For purposes of this Section 2.16, a contested election shall mean any election of directors in which the number of candidates for election as directors at such meeting exceeds the number of directors to be elected at such meeting as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation.
ARTICLE III – DIRECTORS
3.1 POWERS
The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the certificate of incorporation.
3.2 NUMBER OF DIRECTORS
The number of directors of the Corporation shall be at least five (5) and not more than eighteen (18). The number of directors within that range can be increased or decreased by resolution of the Board and no decrease shall have the effect of shortening the term of any incumbent director. Except as otherwise provided in these bylaws, after expiration of a director’s term, the director shall continue to serve until a successor has been elected and qualified or until there is a decrease in the number of directors. Directors need not be residents of the State of Delaware or stockholders of the Corporation.
The directors shall be divided into three classes, each class to be as nearly equal with the other classes in number as possible. The term of the office of each class of director shall be three years. Each director shall hold office until the expiration of such director’s term or until a director dies, resigns, or is removed. At each annual meeting, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office. In the case of increases or decreases in the number of directors of the Corporation, each class shall bear its reduction or increase proportionately to the extent reasonably practicable.
There are no term limits for directors. Subject to applicable law, however, no director may stand for re-election to the Board after he or she has reached the age of seventy-two (72), unless on a case-by-case basis, the director having reached the age of 72 is recommended, due to special circumstances then existing, to the Board by the Governance and Nominating Committee and his or her candidacy is approved by the Board.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS
Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.
All directors of the Corporation must be committed to the furtherance of the vision and goals of the Corporation and must be willing to devote the necessary time and energy for the self-education, corporate functions, and other actions necessary to fulfill this commitment. Directors have a fiduciary duty to the Corporation and shall make all decisions in a manner that is in the best interests of the Corporation and its stockholder. Directors shall not advocate or act in the best interests of any person or group unless it also serves the best interests of the Corporation and its stockholders.
All elections of directors shall be by written ballot, unless otherwise provided in the certificate of incorporation. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must be either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized.
3.4 RESIGNATION AND VACANCIES
Any director may resign at any time upon notice given in writing or by electronic transmission to the Secretary of the Corporation or as may otherwise be provided or contemplated in the Corporation’s Corporate Governance Guidelines as may be in effect from time to time. A resignation is effective when the resignation is delivered or deemed to have been received unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board, and subject to the rights of holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board may participate in a meeting of the Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6 REGULAR MEETINGS
Regular meetings of the Board may be held with at least five business days prior notice at such time and at such place as shall from time to time be determined by the Board.
3.7 SPECIAL MEETINGS; NOTICE
Special meetings of the Board for any purpose or purposes may be called at any time by the Chair of the Board, any Vice Chair of the Board, the Chief Executive Officer, the President or any two directors. The person(s) authorized to call special meetings of the Board may fix the place and time of the meeting.
Notice of the time and place of special meetings shall be:
(a)    delivered personally by hand, by courier or by telephone;
(b)    sent by United States first-class mail, postage prepaid;

(c)    sent by facsimile;
(d)    sent by electronic mail; or
(e)    otherwise given by electronic transmission (as defined in Section 232 of the DGCL), directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting if the meeting is to be held at the Corporation’s principal executive office nor the purpose of the meeting, unless otherwise required by applicable law.
3.8 QUORUM; VOTING
Except as otherwise required by applicable law or the certificate of incorporation, at all meetings of the Board, a majority of the authorized number of directors (as determined pursuant to Section 3.2 of these bylaws) shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 3.10 of these bylaws. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the certificate of incorporation or these bylaws.
The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the certificate of incorporation or these bylaws.
3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
3.10 ADJOURNED MEETING; NOTICE
If a quorum is not present at any meeting of the Board, then a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.11 FEES AND COMPENSATION OF DIRECTORS
Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors, or the Board may delegate such authority to an appropriate committee thereof.
3.12 REMOVAL OF DIRECTORS
Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation then entitled to vote at an election of directors.
3.13 CORPORATE GOVERNANCE COMPLIANCE
Without limiting the powers of the Board set forth in Section 3.1, if at any time during which shares of capital stock of the Corporation are listed for trading on either The NASDAQ Stock Market, including any successor thereto (“NASDAQ”), or The New York Stock Exchange, including any successor thereto (“NYSE”), the Corporation shall comply with the corporate governance rules and requirements of NASDAQ or the NYSE, as the case may be (the “Exchange Governance Rules”), applicable to the Corporation. If holders of the requisite voting power under the then applicable Exchange Governance Rules notify or have notified the Corporation in writing of their election to cause the Corporation to rely upon the applicable “controlled company” exemption (the “Controlled Company Exemption”) to the Exchange Governance Rules, the

Corporation and Board may adopt any and all measures, including with respect to the composition of any Board committees, permitted by the Controlled Company Exemption. All references to the Exchange Governance Rules in these bylaws shall include any applicable exemption thereto, including the Controlled Company Exemption.
ARTICLE IV - COMMITTEES
4.1 COMMITTEES OF DIRECTORS
The Board may designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise such lawfully delegable powers and duties as the Board may confer. Each committee will comply with all applicable provisions of: the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, and applicable Exchange Governance Rules, and will have the right to retain independent legal counsel and other advisers at the Corporation’s expense.
In addition to the foregoing committees designated by the Board, the Chair of the Board, and any Vice Chair of the Board, may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the performance or discharge of any powers and duties of the Board or any committee thereof. Any such designation and appointment shall be in the form of a limited or special assignment and shall include such duties as determined by the Chair of the Board or any Vice Chair of the Board, as the case may be. The Corporation’s standard Board and committee fees and reimbursement policies and practices shall be applicable to any such designation and appointment. Any designation and appointment made hereunder shall be reported to the Board at the next regular or special meeting of the Board.
4.2 COMMITTEE MINUTES
Each committee (and subcommittee) shall keep regular minutes of its meetings.
4.3 MEETINGS AND ACTION OF COMMITTEES
Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:
(a)    Section 3.5 (place of meetings and meetings by telephone);
(b)    Section 3.6 (regular meetings);
(c)    Section 3.7 (special meetings and notice);
(d)    Section 3.8 (quorum; voting);
(e)    Section 3.9 (board action by written consent without a meeting); and
(f)    Section 3.10 (adjourned meeting and notice of adjournment), with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members, mutatis mutandis, for the Board and its members; provided, however, that (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board may adopt rules for the governance of any committee not inconsistent with the provisions of these bylaws.
4.4 SUBCOMMITTEES
Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
4.5 EXECUTIVE COMMITTEE

The Board shall establish an Executive Committee whose principal purpose will be to function and act on behalf of the Board with respect to any and all matters between regularly scheduled Board meetings, particularly with respect to critical and time sensitive matters. The Executive Committee will also assist the Board in carrying out its responsibility to monitor the Corporation’s capital management policy. In addition, the Executive Committee will assume such other duties and responsibilities as the Board may confer upon the committee from time to time.
4.6 AUDIT COMMITTEE
The Board shall establish an Audit Committee whose principal purpose will be to oversee the Corporation’s and its subsidiaries’ accounting and financial reporting processes, internal systems of control, independent auditor relationships and audits of consolidated financial statements of the Corporation and its subsidiaries. The Audit Committee will also determine the appointment of the independent auditors of the Corporation and any change in such appointment and ensure the independence of the Corporation’s auditors. In addition, the Audit Committee will assume such other duties and responsibilities as the Board may confer upon the committee from time to time.
4.7 GOVERNANCE AND NOMINATING COMMITTEE
The Board shall establish a Governance and Nominating Committee whose principal duties will be to assist the Board by identifying individuals qualified to become Board members consistent with criteria approved by the Board, to recommend to the Board for its approval the slate of nominees to be proposed by the Board to the stockholders for election to the Board, to develop and recommend to the Board the governance principles applicable to the Corporation, as well as such other duties and responsibilities as the Board may confer upon the committee from time to time.
4.8 COMPENSATION COMMITTEE
The Board shall establish a Compensation Committee whose principal duties will be to review employee compensation policies and programs as well as the compensation of the Chief Executive Officer and other executive officers of the Corporation, to recommend to the Board a compensation program for outside Board members, as well as such other duties and responsibilities as the Board may confer upon the committee from time to time.
4.9 RISK COMMITTEE
The Board shall establish a Risk Committee whose principal duties will be to oversee the conduct of, and review the results of, enterprise-wide risk assessments, including the identification and reporting of critical enterprise risk management practices, as well as such other duties and responsibilities as the Board may confer upon the committee from time to time.
ARTICLE V - OFFICERS
5.1 OFFICERS
The officers of the Corporation shall be the Chair of the Board, Chief Executive Officer, President, one or more Vice Presidents, Chief Financial Officer, Chief Banking Officer, Chief Credit Officer, Chief Legal Officer/General Counsel, Chief Risk Officer, Secretary, and Treasurer. The Corporation may also have, at the discretion of the Board, a Vice Chair of the Board, one or more assistant secretaries, one or more assistant treasurers, and any such other officers as may be appointed by the Board, including, but not limited to, chief operating officer, chief accounting officer, chief information officer, chief compliance or regulatory officer, President of wealth management, and branch administration officer.
Any number of offices may be held by the same person.
5.2 APPOINTMENT OF OFFICERS
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. Each officer shall hold office until his or her successor is appointed and qualified or until his or her earlier resignation or removal. A failure to appoint officers shall not dissolve or otherwise affect the Corporation.
5.3 SUBORDINATE OFFICERS
The Board may appoint, or empower the Chief Executive Officer and/or the President of the Corporation, to appoint such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or the Chief Executive Officer and/or the President may from time to time determine.
5.4 REMOVAL AND RESIGNATION OF OFFICERS

Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer appointed by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5 VACANCIES IN OFFICES
Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.
5.6 CHAIR OF THE BOARD
The Chair of the Board shall be a member of the Board and, if present, preside at meetings of the Board and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board or as may be prescribed by these bylaws.
5.7 VICE CHAIR OF THE BOARD
Any Vice Chair of the Board shall be a member of the Board and, in the absence or disability of the Chair of the Board, preside at meetings of the Board and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board or as may be prescribed by these bylaws.
5.8 CHIEF EXECUTIVE OFFICER
Subject to the control of the Board and any supervisory powers the Board may give to the Chair of the Board, the Chief Executive Officer shall, together with the President of the Corporation, have general supervision, direction, and control of the business and affairs of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall also perform all duties incidental to this office that may be required by law and all such other duties as are properly required of this office by the Board.
5.9 PRESIDENT
Subject to the control of the Board and any supervisory powers the Board may give to the Chair of the Board, the President shall, together with the Chief Executive Officer of the Corporation, have general supervision, direction, and control of the business and affairs of the Corporation and shall see that all orders and resolutions of the Board are carried into effect. The President shall have such other powers and perform such other duties as from time to time may be prescribed for him or her by the Board, the Chair of the Board or the Chief Executive Officer.
5.10 VICE PRESIDENTS
In the absence or disability of the President, one or more Vice Presidents, in order of their rank as fixed by the Board (such as an executive Vice President followed by a senior Vice President, Vice President and assistant Vice President) or, if not ranked, a Vice President designated by the Board, shall perform all the duties of the President. When acting as the President, the appropriate Vice President shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board, the Chair of the Board, the Chief Executive Officer or the President.
5.11 CHIEF FINANCIAL OFFICER
The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any director.
The Chief Financial Officer shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositories as the Board may designate. The Chief Financial Officer shall disburse the funds of the Corporation as may be ordered by the Board, shall render to the Chief Executive Officer or, in the absence of the Chief Executive Officer, the President and any directors, whenever they request it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation, and shall have other powers and perform such other duties as may be prescribed by the Board or the Chief Executive Officer.

The Chief Financial Officer may be the Treasurer of the Corporation.
5.12 CHIEF BANKING OFFICER
The Chief Banking Officer shall oversee the strategic direction and management of the Corporation in providing personal and commercial banking services. The Chief Banking Officer shall have such other powers and perform such other duties as from time to time may be prescribed for him or her by the Board or the Chief Executive Officer.
5.13 CHIEF CREDIT OFFICER
The Chief Credit Officer shall supervise, administer and implement the credit program, and related policies and procedures, of the Corporation. The Chief Credit Officer shall monitor the Corporation’s loan portfolio consistent with applicable laws, regulations and policies. The Chief Credit Officer shall have such other powers and perform such other duties as from time to time may be prescribed for him or her by the Board or the Chief Executive Officer.
5.14 CHIEF LEGAL OFFICER/GENERAL COUNSEL
The Chief Legal Officer or General Counsel shall assist the Corporation in minimizing and mitigating legal risks by advising the Corporation’s other officers and board members regarding legal and regulatory issues the Corporation confronts. The Chief Legal Officer or General Counsel shall have such other powers and perform such other duties as from time to time may be prescribed for him or her by the Board or the Chief Executive Officer.
5.15 CHIEF RISK OFFICER
The Chief Risk Officer shall assess and mitigate significant risk, including regulatory, strategic, reputational, operational, credit, financial, and technological risks, across the enterprise and coordinate the Corporation’s Enterprise Risk Management approach. The Chief Risk Officer shall have such other powers and perform such other duties as from time to time may be prescribed for him or her by the Board or the Chief Executive Officer.
5.16 SECRETARY
The Secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show:
i.    the time and place of each meeting;
ii.    whether regular or special (and, if special, how authorized and the notice given);
iii.    the names of those present at directors’ meetings or committee meetings;
iv.    the number of shares present or represented at stockholders’ meetings; and
v.    the proceedings thereof.
The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, a share register, or a duplicate share register showing:
i.    the names of all stockholders and their addresses;
ii.    the number and classes of shares held by each;
iii.    the number and date of certificates evidencing such shares or other applicable information with respect to uncertificated shares; and
iv.    the number and date of cancellation of every certificate surrendered for cancellation or other applicable information with respect to uncertificated shares.
The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board required to be given by law or by these bylaws. The Secretary shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board, the Chair of the Board or the Chief Executive Officer.

5.17 TREASURER
The Treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any director.
The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositories as the Board or the Chief Executive Officer may designate. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, shall render to the Chief Executive Officer or, in the absence of the Chief Executive Officer, the President and any directors, whenever they request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation, and shall have other powers and perform such other duties as may be prescribed by the Board or the Chief Executive Officer.
5.18 ASSISTANT SECRETARY
The assistant Secretary, or, if there is more than one, the assistant secretaries in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may be prescribed by the Board or the Chief Executive Officer.
5.19 ASSISTANT TREASURER
The assistant treasurer, or, if there is more than one, the assistant treasurers, in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Chief Financial Officer or Treasurer or in the event of the Chief Financial Officer’s or Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Chief Financial Officer or Treasurer, as applicable, and shall perform such other duties and have such other powers as may be prescribed by the Board or the Chief Executive Officer.
5.20 REPRESENTATION OF SECURITIES OF OTHER ENTITIES
The Chair of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or assistant Secretary of this Corporation or any other person authorized by the Board or the Chief Executive Officer, the President or a Vice President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Corporation in accordance with the governing documents of any entity or entities, standing in the name of this Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.21 AUTHORITY AND DUTIES OF OFFICERS
In addition to the foregoing authority and duties, all officers the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board.
ARTICLE VI - RECORDS AND REPORTS
6.1 MAINTENANCE AND INSPECTION OF RECORDS
The Corporation shall, either at its principal executive office or at such place or places as designated by the Board, keep a stock ledger, a list of its stockholders, and its other books and records as required under the DGCL.
To the extent permitted by Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal place of business.
6.2 INSPECTION BY DIRECTOR

Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.
ARTICLE VII - GENERAL MATTERS
7.1 CHECKS; DRAFTS; EVIDENCES OF INDEBTEDNESS
From time to time, the Board shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.
7.2 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS
Except as otherwise provided in these bylaws, the Board, or any officers of the Corporation authorized thereby, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confirmed to specific instances.
7.3 STOCK CERTIFICATES AND UNCERTIFICATED SHARES
The shares of the Corporation may, but need not, be represented by certificates. The Board may authorize the issue of some or all of the shares of any or all of its classes or series without certificates. This authorization does not affect shares already represented by certificates until they are surrendered to the Corporation. The rights and obligations of stockholders within the same class or series are identical whether or not their shares are represented by certificates.
If shares of the Corporation are represented by certificates, each share certificate shall state on its face the name of the person to whom issued, the number and class of shares and the designation of the series, if any, that the certificate represents, and all other requirements applicable thereto as set forth in the DGCL. Each share certificate must be signed, either manually or in facsimile, by two officers designated in these bylaws and may bear the corporate seal or its facsimile. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
If the Board authorizes the issue of uncertificated shares, then within a reasonable time after the issuance or transfer of shares without certificates, the Corporation shall, upon request, send to each stockholder, at the stockholder’s address of record on the books and records of the Corporation, a written statement of the information that would be required on certificates representing shares as set forth in the DGCL.
If, at any time during which shares of the Corporation’s common stock or other capital stock of the Corporation are listed for trading on either NASDAQ or the NYSE, the Corporation shall ensure that all securities listed for trading are eligible for a Direct Registration Program (as defined below) operated by a clearing agency registered under Section 17A of the Exchange Act. For purposes of these bylaws, a “Direct Registration Program" shall mean any program by the Corporation, directly or through the Corporation’s transfer agent or registrar, whereby a stockholder may have securities registered in the stockholder's name on the books of the Corporation or its transfer agent or registrar without the need for a physical certificate to evidence ownership.
7.4 SPECIAL DESIGNATION FOR MORE THAN ONE CLASS OR SERIES
If the Corporation is authorized to issue more than one class of stock or more than one series of any class and the Corporation issues certificated shares, then the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. If the Corporation issued uncertificated shares, then the powers, designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in the certificate of incorporation.
7.5 LOST CERTIFICATES
Except as provided in this Section 7.5, no new certificates for certificated shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.6 CONSTRUCTION; DEFINITIONS
Unless the context required otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a Corporation and a natural person.
7.7 DIVIDENDS
The Board, subject to any restrictions contained in the DGCL, the certificate of incorporation and applicable law, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the DGCL, the certificate of incorporation and applicable law.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
7.8 FISCAL YEAR
The fiscal year of the Corporation shall be the calendar year or as otherwise fixed by resolution of the Board and may be changed by the Board.
7.9 SEAL
The Corporation may adopt a corporate seal, which shall be adopted by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10 TRANSFER OF STOCK
Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by the transfer agent or registrar designated to transfer shares of the stock of the Corporation. The officers of the Corporation, together with the transfer agent or registrar, shall adopt and implement such policies and procedures as are necessary or advisable to facilitate the orderly processing of stock transfer requests.
7.11 STOCK TRANSFER AGREEMENTS
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.
7.12 REGISTERED STOCKHOLDERS
The Corporation:
i.    shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;
ii.    shall be entitled to hold liable for calls and assessments on partly paid shares the person registered on its books as the owner of shares; and
iii.    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
7.13 WAIVER OF NOTICE
Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting solely for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.
7.14 FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.
Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of the Corporation’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.
ARTICLE VIII – INDEMNIFICATION
8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS
Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY
Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
8.3 SUCCESSFUL DEFENSE
To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Corporation may indemnify any other person who is not a present or former director or officer of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.
8.4 INDEMNIFICATION OF OTHERS
Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.
8.5 ADVANCED PAYMENT OF EXPENSES
 Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Corporation or by persons serving at the request of the Corporation as directors, officers, employees or agents of another Corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 9.6(c) prior to a determination that the person is not entitled to be indemnified by the Corporation.
Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.
8.6 LIMITATION ON INDEMNIFICATION
Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):
(a)    or which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(b)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(c)    for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(d)    initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or
(e)    if prohibited by applicable law.
8.7 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.
8.8 NON-EXCLUSIVITY OF RIGHTS
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
8.9 INSURANCE
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.
8.10 SURVIVAL
The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
8.11 EFFECT OF REPEAL OR MODIFICATION
A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
8.12 CERTAIN DEFINITIONS
For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.
ARTICLE IX – AMENDMENTS; SEVERABILITY
The bylaws of the Corporation may be adopted, amended or repealed by a majority of the voting power of the stockholders entitled to vote; provided, however, that the Corporation may, in its certificate of incorporation, also confer the power to adopt, amend or repeal bylaws upon the Board. The fact that such power has been so conferred upon the Board shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

To the extent any provision of these bylaws would be, in the absence of this Article IX, invalid, illegal or unenforceable for any reason, such provision shall be severable for the other provisions of these bylaws, and all provision of these bylaws shall be construed so as to give effect to the intent manifested by these bylaws, including, to the maximum extent, the provision that would otherwise be invalid, illegal or unenforceable.